Exhibit 16.11(a)

June 10, 2025

Investment Managers Series Trust II
235 West Galena Street
Milwaukee, Wisconsin 53212

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Investment Managers Series Trust II (the “Trust”), a Delaware statutory trust, on behalf of the Redwood Managed Volatility Fund, Redwood Managed Municipal Income Fund, Redwood AlphaFactor® Tactical International Fund, and Redwood Systematic Macro Trend (“SMarT®”) Fund (collectively, the “Acquiring Funds”), each a newly created separate series of the Trust, in connection with the Trust’s registration statement on Form N-14 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about June 10, 2025 (the “Registration Statement”), with respect to the Redwood Managed Volatility Fund’s Class N, Class I and Class Y shares of beneficial interest, the Redwood Managed Municipal Income Fund’s Class I shares of beneficial interest, and the Redwood AlphaFactor® Tactical International Fund and Redwood Systematic Macro Trend (“SMarT®”) Fund’s Class N and Class I shares of beneficial interest (collectively, the “Shares”) to be issued in exchange for the transfer of assets and assumption of liabilities of the corresponding share classes of the Redwood Managed Volatility Fund, Redwood Managed Municipal Income Fund, Redwood AlphaFactor® Tactical International Fund, and Redwood Systematic Macro Trend (“SMarT®”) Fund, respectively, each a separate series of Two Roads Shared Trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), dated as of a recent date, as to the existence and good standing of the Trust;

(b)	A copy, certified by the Delaware Secretary of State, of the Trust’s Certificate of Trust, dated August 13, 2013, as filed with the Delaware Secretary of State on August 20, 2013 (the “Certificate of Trust”);

(c)	Copies of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated January 19, 2023, and the Certificates of Designation thereto, dated February 7, 2025 and March 7, 2025, relating to the establishment and designation of the Acquiring Funds (collectively, the “Declaration”), the Trust’s currently effective By-Laws, as last amended on January 19, 2023 (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust authorizing the Reorganization and the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Trust;

Morgan, Lewis & Bockius llp

600 Anton Boulevard
Suite 1800
Costa Mesa, CA 92626-7653	+1.714.830.0600
United States	+1.714.830.0700

Investment Managers Series Trust II

June 10, 2025

(d)	A printer’s proof of the Registration Statement; and

(e)	A copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Funds (the “Agreement”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above, and that the Agreement will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We also have assumed for the purposes of this opinion that, with respect to matters relating to the Shares, the Certificate of Trust, Declaration, By-Laws, Resolutions, and Agreement will not have been amended, modified, or withdrawn, and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law that any tribunal may apply to such transactions. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate, or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, By-Laws, Registration Statement, and Resolutions, and for the consideration described in the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP